Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (S-8 No. 333-207439) pertaining to the 2007 Stock Incentive Plan for Employees of First Data Corporation and its Affiliates, the First Data Corporation 2015 Omnibus Incentive Plan and the First Data Corporation 2015 Employee Stock Purchase Plan of our report dated February 20, 2018, except for Note 1, Note 5, Note 7, Note 10, Note 14, Note 18 and Note 19, as to which the date is August 13, 2018, with respect to the consolidated financial statements and the financial statement schedule of valuation and qualifying accounts of First Data Corporation included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Atlanta, Georgia
August 13, 2018